As filed with the Securities and Exchange Commission on July 2, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Identix Incorporated

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-2842496

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5600 Rowland Road
Minnetonka, MN 55343

(Address of Principal Executive Offices)

Visionics Corporation 1990 Stock Option Plan
Visionics Corporation 1998 Stock Option Plan
Visionics Corporation Stock Incentive Plan
Identix Incorporated 2002 Equity Incentive Plan

(Full Title of the Plan)

Mark S. Molina
Executive Vice President, General Counsel and Secretary
5600 Rowland Road
Minnetonka, MN 55343

(Name and Address of Agent For Service)

(952) 932-0888

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:
Richard A. Peers
Heller Ehrman White & McAuliffe LLP
275 Middlefield Road
Menlo Park, California 94025
Telephone: (650) 324-7025
Facsimile: (650) 324-0638

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount	Offering	Aggregate	Amount of
Title of Securities	to be	Price	Offering	Registration
to be Registered	Registered(1)	per Share(2)	Price	Fee

Common Stock, par value $0.01 per share	9,045,953	$5.87	$53,099,744	$4,886

(1)	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)	Estimated solely for the purpose of computing the amount of registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant’s Common Stock reported on the Nasdaq National Market on June 26, 2002.

Explanatory Note. This Registration Statement on Form S-8 relates to the issuance of up to 9,045,953 shares of its Common Stock, par value $0.01 (the “Shares”). Of the Shares, 3,245,953 are issuable in connection with the assumption of the Visionics Corporation 1990 Stock Option Plan, Visionics Corporation 1998 Stock Option Plan and Visionics Corporation Stock Incentive Plan, and 5,800,000 are issuable under the Identix Incorporated 2002 Equity Incentive Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents, which have been filed by Identix Incorporated (the “Registrant”) with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference in this Registration Statement:

(a)	Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2001;

(b)	Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001;

(c)	Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2001;

(d)	Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002;

(e)	Registrant’s Current Report on Form 8-K filed on December 4, 2001;

(f)	Registrant’s Current Report on Form 8-K filed on February 26, 2002;

(g)	Registrant’s Current Report on Form 8-K filed on June 27, 2002;

(h)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A12G filed with the Commission on October 26, 2001 under the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

(i)	Registrant’s Registration Statement on Form S-4 filed on March 18, 2002, as amended May 15, 2002, relating to the merger of Viper Acquisition Corp., a wholly-owned subsidiary of Registrant, with and into Visionics Corporation, which merger was completed on June 25, 2002.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     Not applicable.

Item 6. Indemnification of Directors and Officers

     Pursuant to the Delaware General Corporation Law, the Registrant has included in its Certificate of Incorporation provisions regarding the limitation of liability and indemnification of officers and directors of the Registrant. Articles NINTH and TENTH of the Registrant’s Certificate of Incorporation provide as follows:

“NINTH. No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this paragraph shall not adversely affect any right or protection of a director of the corporation existing at the time of the repeal or modification.

TENTH.

A. RIGHT TO INDEMNIFICATION

Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than that law permitted the corporation to provide before the amendment) against all expenses, liabilities and losses including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. However, the corporation shall indemnify any such person seeking indemnity in connection with an action, suit or proceeding (or part thereof) initiated by that person only if that action, suit or proceeding (or part thereof) was authorized by the board of directors of the corporation. The rights set forth in this Article TENTH shall be contract rights and shall include the right to be paid expenses incurred in defending any such proceeding in advance of its final disposition. However, the payment of such expenses incurred by a director or officer of the corporation in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be so indemnified.

B. RIGHT OF CLAIMANT TO BRING SUIT

If a claim under Paragraph A of this Article TENTH is not paid in full by the corporation within 90 days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part, the claimant shall be entitled to be paid the expense of prosecuting that claim. It shall be a defense to any such action (other than an action an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to this corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed. However, the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel or its stockholders) to have made a determination before the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its board of directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

C. NON EXCLUSIVITY OF RIGHTS

The rights conferred on any person by Paragraphs A and B of this Article TENTH shall not be exclusive of any other rights which such person may have or hereafter may acquire under any statute, provision of the Certificate of Incorporation, by law, agreement, vote of stockholders or of disinterested directors, or otherwise.

D. EXPENSES AS A WITNESS

To the extent that any director, officer, employee, or agent of the corporation is by reason of such position, or a position with another entity at the request of the corporation, a witness in any action, suit or proceeding, he or she shall be indemnified and held harmless against all costs and expenses actually and reasonably incurred by him or her on his or her behalf in connection therewith.

E. INDEMNITY AGREEMENTS

The corporation may enter into agreements with any director, officer, employee or agent of the corporation or any person who serves at the request of the corporation as a director, officer, employee, or agent of another corporation or other enterprise, providing for indemnification to the fullest extent permissible under the Delaware General Corporation Law and the corporation’s Certificate of Incorporation.

F. EFFECT OF REPEAL OR MODIFICATION

Any repeal or modification of this Article TENTH shall not adversely affect any right of indemnification or advancement of expenses of a director or officer, employee or agent of the corporation existing at the time of such repeal or modification with respect to any action or omission occurring before the repeal or modification.

G. SEPARABILITY

Each and every paragraph, sentence, term and provision of this Article TENTH is separate and distinct. If any paragraph, sentence, term or provision is held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of any other such paragraph, sentence, term or provision. To the extent required in order to make any such paragraph, sentence, term or provision of this Article TENTH valid or enforceable, the corporation shall, and the indemnitee or potential indemnitee may, request a court of competent jurisdiction to modify the paragraph, sentence, term or provision in order to preserve its validity and provide the broadest possible indemnification permitted by applicable law.

H. INSURANCE

The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss of the type referred to in this Article TENTH, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under applicable law.

I. INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION

The corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification, and to the advancement of expenses to any employee or agent of the corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the corporation.”

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

Item
No.	Description of Item

5.1	Opinion of Heller Ehrman White & McAuliffe LLP

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants

23.2	Consent of Heller Ehrman White & McAuliffe LLP (filed as part of Exhibit 5.1)

24.1	Power of Attorney (See page II-6)

99.1	Identix Incorporated 2002 Equity Incentive Plan

99.2	Visionics Corporation 1990 Stock Option Plan, as amended (1)

99.3	Visionics Corporation 1998 Stock Option Plan (2)

99.4	Visionics Corporation Stock Incentive Plan (3)

(1)	Previously filed as an exhibit to the Visionics Corporation Quarterly Report on Form 10-Q for the quarter ended March 15, 1997 and incorporated herein by reference.

(2)	Previously filed as an exhibit to the Visionics Corporation Registration Statement on Form S-8 (File No. 333-68662) and incorporated herein by reference.

(3)	Previously filed as an exhibit to the Visionics Corporation Registration Statement on Form S-8 (File No. 333-65174) and incorporated herein by reference.

Item 9. Undertakings

     A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Minnetonka, State of Minnesota, on this 2nd day of July, 2002.

Identix Incorporated

By:	/s/ Joseph J. Atick

Joseph J. Atick President and Chief Executive Officer

POWER OF ATTORNEY TO SIGN AMENDMENT

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Joseph J. Atick and Mark S. Molina, and each of them, with full power of substitution, such person’s true and lawful attorneys-in-fact and agents for such person in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as he or such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Joseph J. Atick Joseph J. Atick	President, Chief Executive Officer and Director	July 2, 2002

/s/ Erik E. Prusch Erik E. Prusch	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 2, 2002

/s/ Robert McCashin Robert McCashin	Chairman of the Board of Directors	July 2, 2002

/s/ Milton E. Cooper Milton E. Cooper	Director	July 2, 2002

/s/ Malcolm J. Gudis Malcolm J. Gudis	Director	July 2, 2002

/s/ John E. Haugo John E. Haugo	Director	July 2, 2002

George Latimer	Director

/s/ John E. Lawler John E. Lawler	Director	July 2, 2002

/s/ Patrick H. Morton Patrick H. Morton	Director	July 2, 2002

Index to Exhibits

Item
No.	Description of Item

5.1	Opinion of Heller Ehrman White & McAuliffe LLP

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants

23.2	Consent of Heller Ehrman White & McAuliffe LLP (filed as part of Exhibit 5.1)

24.1	Power of Attorney (See page II-6)

99.1	Identix Incorporated 2002 Equity Incentive Plan

99.2	Visionics Corporation 1990 Stock Option Plan, as amended (1)

99.3	Visionics Corporation 1998 Stock Option Plan (2)

99.4	Visionics Corporation Stock Incentive Plan (3)

(1)	Previously filed as an exhibit to the Visionics Corporation Quarterly Report on Form 10-Q for the quarter ended March 15, 1997 and incorporated herein by reference.

(2)	Previously filed as an exhibit to Visionics Corporation Registration Statement on Form S-8 (File No. 333-68662) and incorporated herein by reference.

(3)	Previously filed as an exhibit to Visionics Corporation Registration Statement on Form S-8 (File No. 333-65174) and incorporated herein by reference.